2nd Amended and Restated Appendix A
to
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
ARISTOTLE CAPITAL MANAGEMENT, LLC

Fund	Advisor Fee	Effective Date
Aristotle/Saul Global Opportunities Fund	0.90%	February 14, 2013
Aristotle International Equity Fund	0.80%	March 31, 2014
Aristotle Value Equity Fund	0.60%	__________, 2015

Agreed and accepted this ______day of _______________, 2015

INVESTMENT MANAGERS SERIES TRUST	ARISOTLE CAPITAL MANAGEMENT, LLC

By:	By:

Print Name:	Print Name:

Title:	Title: